EXHIBIT 99.1

Rome Bancorp Reports Annual Earnings

ROME, N.Y., Feb. 8, 2011 (GLOBE NEWSWIRE) -- Rome Bancorp, Inc. (the "Company") (Nasdaq:ROME), the holding company of The Rome Savings Bank (the "Bank"), announced today the Company's results of operations for the year and three month period ended December 31, 2010 (unaudited).

Net income for the Company for the twelve month period ended December 31, 2010 decreased to $2.3 million, or $0.35 per diluted share, compared to $3.1 million or $0.47 per diluted share for 2009. Earnings for the year were negatively impacted by an increase in the provision for loan losses of $1.5 million and an increase in non-interest expense of $1.2 million, which were partially offset by increases in net interest income before the provision for loan losses and non-interest income of $629,000 and $828,000, respectively, and a decrease in income tax expense of $385,000.

Interest income for the twelve months ended December 31, 2010 decreased by $604,000 to $16.7 million from $17.3 million in the previous year due to decreases in both the average balances and yields of earning assets. The average balance of earning assets decreased to $300.3 million in 2010 from $308.0 million in the previous year while the yields earned on these assets decreased to 5.56% in 2010 from 5.62% in 2009. Interest expense decreased by $1.2 million to $3.0 million in 2010 compared to $4.2 million in the previous year. Interest expense related to deposit accounts decreased $600,000 to $1.8 million in 2010 from $2.4 million in 2009. Average balances of deposit accounts increased by $5.4 million, or 2.9%, over 2009 levels of $183.7 million, and the cost of these funds decreased to 0.97% in 2010 from 1.32% in 2009. Interest expense related to borrowings decreased by $633,000 from 2009. The average cost of the Company's borrowings decreased to 3.06% in 2010 from 3.25% in 2009, as the Company utilized deposit inflows and loan sale proceeds to reduce fixed rate advances upon maturity. Average outstanding borrowings decreased to $39.0 million in 2010 compared to $56.2 million in 2009. The decrease in yields earned on assets and the cost of funds is consistent with decreases in underlying market rates over the past year.

The Company recorded a $1.8 million provision for loan losses in 2010 compared to a $300,000 provision in 2009. The higher provision was necessitated due to the write-off of a large commercial loan and to address a decline in collateral value securing another commercial credit facility. Additionally, during 2010, the Company saw an increase in the balance of non-performing loans. The majority of the Company's non-performing loans are in the single family residential loan portfolio and management believes that these loans are generally well-collateralized. The allowance for loan losses as a percentage of non-performing loans was 81.9% at December 31, 2010, as compared to 111.4% at the previous year end. The allowance for loan losses as a percentage of total loans increased to 0.92% at December 31, 2010 compared to 0.74% at December 31, 2009.

Total non-interest income increased $828,000 for the year ended December 31, 2010 compared to the prior year. During the first quarter of 2010, a gain of $419,000 was realized on the sale of a commercial parcel owned by the Company. Gains on the sales of three securities totaling $156,000 were recorded in 2010, while two securities were sold in 2009 resulting in gains of $73,000. Other non-interest income in 2010 increased by $326,000, or 13.3%, over the prior year primarily due to an increase in gains realized on sales of residential loan originations into the secondary market.

Non-interest expense increased by $1.2 million, to $11.9 million in 2010 compared to $10.7 million in the prior year, primarily due to $878,000 of expenses incurred in relation to the Company's strategic planning initiatives which resulted in the previously announced impending merger with Berkshire Hills Bancorp, Inc. In addition, employee benefit expenses increased by $216,000, or 11.4%, over 2009 benefit expense of $1.9 million, as a result of an increase in the Company's stock price and the impact on share based benefit plans. The decrease in 2010 tax expense is attributable to the Company's lower pre-tax income, partially offset by the non-deductible nature of some acquisition costs.

For the three month period ended December 31, 2010, the Company recorded a net loss of $(417,000) or $(0.06) per diluted share compared to income of $825,000 or $0.13 per diluted share for the same period in 2009. The decrease in quarterly earnings was attributable to a $1.2 million increase in the provision for loan losses \and an increase in non-interest expense of $765,000, partially offset by a $29,000 increase in net interest income before provision for loan losses, a $90,000 increase in non-interest income and a $560,000 decrease in income tax expense.

Net interest income before provision for loan losses was $3.3 million in the fourth quarters of both 2010 and 2009. Fourth quarter interest income decreased by $245,000, or 5.7%, to $4.0 million in 2010 compared to $4.3 million in the fourth quarter of 2009. The decrease in interest income is attributable to a decrease in yields on earning assets to 5.41% for the fourth quarter of 2010 compared to 5.56% in the same period of 2009. Additionally, the balance of average earning assets decreased to $296.9 million in the fourth quarter of 2010 from $305.9 million in the last quarter of 2009. Interest expense decreased by $274,000, or 27.6%, to $718,000 compared to $992,000 in the same quarter of 2009. This decrease is primarily due to a decline in the average outstanding balance of borrowings from $55.9 million in the fourth quarter of 2009 to $36.6 million in the same period of 2010. Partially offsetting the decrease in interest expense, average deposit balances increased to $189.9 million in the fourth quarter of 2010 from $183.7 million in the same period of 2009. The Company's cost of funds decreased to 1.26% for the fourth quarter of 2010 compared to 1.64% during the same period of 2009.

The Company recorded a $1.3 million provision for loan losses in the fourth quarter of 2010, as compared to a provision of $100,000 in the same period of 2009. This increased provision was recorded primarily to address the write-off of a single commercial loan. During the fourth quarter of 2010, uncertainty arose regarding the future sources of repayment of this unsecured credit facility. Based upon these fact patterns, the Company classified this loan as doubtful and charged it off. The higher provision also addressed an increase in the balance of non-performing loans during the fourth quarter of 2010 compared to the previous quarter.

Total non-interest income increased to $780,000 for the quarter ended December 31, 2010 from $690,000 for the quarter ended December 31, 2009. During the fourth quarter of 2009, the Company sold one investment security at a gain of $47,000. Other non-interest income recorded in the fourth quarter of 2010 increased by $137,000 to $780,000 in 2010 from $643,000 in the same period of 2009 due to increased gains realized on the sale of residential mortgage loans.

Fourth quarter non-interest expense increased $765,000, or 28.6%, over 2010 for the same reasons elaborated in the twelve month discussion above. The Company recognized income tax benefits of $171,000 in the fourth quarter of 2010, compared to income tax expense of $389,000 in the same period of 2009, reflecting lower pre-tax income, partially offset by an increase in non-deductible expenses related to the Company's impending merger.

Total assets decreased to $327.2 million at December 31, 2010 compared to $329.9 million at December 31, 2009. Net loans decreased by $18.7 million to $266.9 million at December 31, 2010 from $285.6 million at December 31, 2009, resulting from the decision to sell the majority of the residential mortgage loans originated during 2010 into the secondary market. Deposit balances increased by $8.7 million, or 4.0%, throughout 2010.

As previously reported, on October 12, 2010, Berkshire Hills Bancorp, Inc., the parent company of Berkshire Bank, and the Company entered into an Agreement and Plan of Merger pursuant to which the Company will merge with and into Berkshire Hills Bancorp, Inc. Concurrent with the merger, it is expected that the Bank will merge with and into Berkshire Bank. The transaction is subject to customary closing conditions, including the receipt of regulatory approvals and approval by the shareholders of the Company, and is currently expected to be completed in the first quarter of 2011.

Forward-Looking Statements

Statements included in this press release that are not historical or current fact, are "forward-looking statements" made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, and are subject to certain risks and uncertainties that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on such forward-looking statements, which speak only as of the date made. The following important factors, among others, in some cases have affected and in the future could affect the Company's actual results, and could cause the Company's actual financial performance to differ materially from that expressed in any forward-looking statement: (1) competitive pressures among depository and other financial institutions may increase significantly; (2) revenues may be lower than expected; (3) changes in the interest rate environment may reduce interest margins; (4) general economic conditions, either nationally or regionally, may be less favorable than expected, resulting in, among other things, a deterioration in credit quality and/or a reduced demand for credit; (5) legislative or regulatory changes, including changes in accounting standards, may adversely affect the business in which the Company is engaged; (6) competitors may have greater financial resources and developed products that enable such competitors to compete more successfully than the Company; and (7) adverse changes may occur in the securities markets or with respect to inflation. The foregoing list should not be construed as exhaustive, and the Company disclaims any obligation to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements, or to reflect the occurrence of anticipated or unanticipated events.

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands)

			As of
			December 31,	December 31,
			2010	2009
Selected Financial Condition Data:
Total assets			$ 327,211	$ 329,922
Loans, net			266,857	285,617
Securities			17,871	14,677
Cash and cash equivalents			18,805	7,574
Total deposits			225,325	216,638
Borrowings			35,661	47,869
Total shareholders' equity			60,655	60,365
Allowance for loan losses			2,490	2,132
Non-performing loans			3,039	1,915
Non-performing assets			3,039	1,915

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009

Selected Operating Data:
Interest income	$ 4,050	$ 4,295	$ 16,687	$ 17,291
Interest expense	718	992	3,017	4,250
Net interest income	3,332	3,303	13,670	13,041
Provision for loan losses	1,256	100	1,796	300
Net interest income after provision for loan losses	2,076	3,203	11,874	12,741
Non-interest income:
Service charges and other income	780	643	2,775	2,449
Net gain on sale of real estate and investments	(0)	47	575	73
Total non-interest income	780	690	3,350	2,522
Non-interest expense	3,444	2,679	11,861	10,689
Income (loss) before income taxes	(588)	1,214	3,362	4,574
Income tax expense (benefit)	(171)	389	1,101	1,486
Net income (loss)	$ (417)	$ 825	$ 2,261	$ 3,088

Rome Bancorp, Inc.
Selected Financial Data
(Unaudited)
(Dollars in thousands, except per share data)

	For the three months ended		For the twelve months ended
	December 31,		December 31,
	2010	2009	2010	2009
Selected Financial Ratios and Other Data:

Performance Ratios:
Basic earnings (loss) per share	-$0.06	$0.13	$0.35	$0.47
Diluted earnings per (loss) share	-$0.06	$0.13	$0.35	$0.47
Return on average assets	-0.51%	0.98%	0.69%	0.92%
Return on average equity	-2.82%	5.66%	3.80%	5.27%
Net interest rate spread -1	4.15%	3.93%	4.25%	3.85%
Net interest margin -1	4.45%	4.29%	4.55%	4.24%
Non-interest expense to average assets	4.20%	3.19%	3.61%	3.18%
Efficiency ratio -1	83.74%	67.84%	72.11%	68.95%
Average interest-earning assets to average interest-bearing liabilities	131.08%	127.64%	131.71%	128.39%

			As of
			December 31,	December 31,
			2010	2009
Equity Ratios:
Equity to assets			18.54%	18.30%
Book value per share			$8.95	$8.88

Asset Quality Ratios:
Nonperforming loans as percent of loans			1.13%	0.67%
Nonperforming assets as percent of total assets			0.93%	0.58%
Allowance for loan losses as a percent of loans			0.92%	0.74%
Allowance for loan losses as a percent of non- performing loans			81.9%	111.4%
Notes:
1. Includes tax equivalent adjustment for the Company's tax-exempt municipal securities.
CONTACT:  David Nolan
          Executive Vice President and Chief Financial Officer
          (315) 336-7300